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                                                                    EXHIBIT 4.4
                                                                    -----------


                             COOPERATION AGREEMENT

                                    between

                      PATRIOT AMERICAN HOSPITALITY, INC.

                                      and

                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY

                                  dated as of

                               December 18, 1997



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

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----

RECITALS.....................................................   1

ARTICLE I - DEFINITIONS......................................   2

ARTICLE II - GENERAL COOPERATION AND COORDINATION............   6
      2.1    General.........................................   6
      2.2    Joint Board Meetings............................   7
      2.3    Establishment of Cooperation Committee..........   7
      2.4    Corporate Matters Categories....................   7
      2.5    Consideration of Corporate Matters..............   8
      2.6    Reconsideration Process.........................   9
      2.7    Change in Patriot's Line of Business............   9
      2.8    Hotel Acquisitions Committee....................   9
      2.9    Limitation on Committees........................  10
      2.10   Voting by Directors.............................  10
      2.11   Effectiveness of Certain Sections...............  10

ARTICLE III - ISSUANCE OF PAIRED AND UNPAIRED EQUITY.........  10
      3.1    General.........................................  10
      3.2    Authority to Issue Paired Equity................  11
      3.3    Procedures in Connection with Issuance of
                  Paired Equity..............................  12
      3.4    Authority to Issue Unpaired Equity..............  14
      3.5    Procedures in Connection with Issuance of
                  Unpaired Equity............................  14
      3.6    Holders of Unpaired Equity......................  14
      3.7    Operating Partnership Redemption Provisions.....  14
      3.8    Ordinary Course.................................  15
      3.9    Indemnification.................................  15

ARTICLE IV - TERMINATION OF DIRECTORS........................  15

ARTICLE V - CHARTER AND BYLAW PROVISIONS.....................  15

ARTICLE VI - EXCHANGE OF INFORMATION.........................  15
      6.1    Provision of Corporate Records; Agreement for
                  Exchange of Information....................  15
      6.2    Ownership of Information........................  16
      6.3    Compensation for Providing Information..........  16

                                      (i)

ARTICLE VII - TERMINATION....................................  16
      7.1    Termination by Mutual Consent...................  16
      7.2    Other Termination...............................  16
      7.3    Effect of Termination...........................  16

ARTICLE VIII - PARTIES' REMEDIES UNDER ARTICLES III, IV,
               V and VI......................................  17

ARTICLE IX - MISCELLANEOUS...................................  17
      9.1    Counterparts; Entire Agreement;
                  Corporate Power............................  17
      9.2    Governing Law...................................  17
      9.3    Assignability...................................  17
      9.4    Third Party Beneficiaries.......................  18
      9.5    Notices.........................................  18
      9.6    Severability....................................  19
      9.7    Headings........................................  19
      9.8    Waivers of Defaults.............................  19
      9.9    Amendments......................................  19
      9.10   Interpretation..................................  19
      9.11   Dispute Resolution..............................  20


                                      (ii)

                             COOPERATION AGREEMENT


     This COOPERATION AGREEMENT (this "Agreement"), is made and entered into as of December 18, 1997, between Patriot American Hospitality, Inc., a Delaware corporation which operates as a real estate investment trust (together with its predecessors, "Patriot"), and Patriot American Hospitality Operating Company, a Delaware corporation ("OPCO"). Certain terms used but not defined below have the definitions set forth in Article I - Definitions.


                                    RECITALS

     WHEREAS, Patriot and Wyndham Hotel Corporation, a Delaware corporation ("Wyndham"), entered into an Agreement and Plan of Merger dated as of April 14, 1997 (the "Merger Agreement") in which Patriot and Wyndham agreed to engage in a business combination pursuant to which, at the Effective Time (as defined in the Merger Agreement), Wyndham will merge with and into Patriot with Patriot being the surviving corporation (the "Merger");

     WHEREAS, immediately following the Merger, the shares of common stock, par value $.01 per share, of OPCO (the "OPCO Paired Stock") and the shares of common stock, par value $.01 per share, of Patriot (the "Patriot Paired Stock") will be paired and transferable and traded only in combination as a single unit on the New York Stock Exchange (together, the "Paired Shares" or "Paired Equity");

     WHEREAS, the parties to this Agreement (each a "Party" and, together, the "Parties") have determined that it is necessary and desirable to set forth the agreements and understandings that will govern certain matters that may arise between Patriot and OPCO, including, without limitation, the issuance of Paired Equity;

     WHEREAS, the Parties recognize that an essential and necessary objective and purpose of this Agreement is to make clear and to provide certainty that Patriot shall have the sole right and power to (a) authorize, effect and control Issuances of Paired Equity and (b) control Issuances of Unpaired Equity pursuant to the operations and authority of the Unpaired Equity Committee, as provided for herein;

     WHEREAS, the Board of Directors of each of OPCO and Patriot (together, the "Boards") have resolved that, in the business judgment of each of such Boards, the creation of a single corporate mechanism for Issuances of Paired Equity will maximize the continued growth of the Paired REIT Structure and overall shareholder value;

     WHEREAS, OPCO acknowledges that any Issuance of Paired Equity may require certain actions to be taken by OPCO and its Board of Directors that cannot be effected by Patriot's Board of Directors and that this Agreement requires OPCO and its Board of Directors to take such actions at the request of Patriot's Board of Directors as set forth herein; and

     WHEREAS, the execution and delivery of this Agreement by the Parties is a condition to the obligation of Wyndham to consummate the Merger, and the acknowledgment and agreement to be bound by this Agreement by Wyndham is a condition to the obligation of Patriot to consummate the Merger.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                            ARTICLE I - DEFINITIONS

     As used in this Agreement, capitalized terms defined immediately after their use shall have the respective meanings thereby provided and the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "ACTION" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

     "AFFILIATE" of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract, or otherwise.

     "BLUE SKY DOCUMENTS" means any and all applications, certificates and other papers and documents necessary to comply with the applicable securities laws of any state or other jurisdiction within the United States, including but not limited to, applications, notices, reports, surety bonds, proscribed forms of preambles or resolutions relating to the sale of securities, irrevocable consents and appointments of attorneys for service of process.

     "CHANGE OF CONTROL" shall mean the occurrence, with respect to either Patriot or OPCO, of any one of the following events (Patriot and OPCO being referred to below, as the case may be, as the "Company"):

          (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company or any trustee fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company, together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of either (A) the combined voting power of the Company's then outstanding securities having the right to vote generally in an election of the Company's Board of Directors (the "Voting Securities") or (B) the then outstanding Paired Shares (in either such case other than as a result of an acquisition of securities directly from the Company); or

          (ii) (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, solely as a result of their capacity as such, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, securities representing in the aggregate 50% or more of the voting securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any),
     (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

          Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of Paired Shares or other Voting Securities outstanding, increases (x) the proportionate number of Paired Shares beneficially owned by any person to 50% or more of the Paired Shares then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any person to 50% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional Paired Shares or other Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction) and whose ownership immediately thereafter shall equal or exceed the amounts set forth in clauses (x) or
     (y), then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (i).

     "CHANGE IN PATRIOT'S LINE OF BUSINESS" shall mean an action by Patriot or Patriot OP (as hereinafter defined) with respect to Patriot's or Patriot OP's business that results in the consolidation for financial reporting purposes of the results of operations of Patriot with those of any business activity other than hospitality and hospitality-related businesses, the gaming business and any other business in which Patriot or Patriot OP is engaged on the date hereof.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CONSENTS" means any consents, waivers or approvals from, or notification requirements to, any third parties.

     "CROW OWNERSHIP THRESHOLD" means beneficial ownership of at least five percent (5%) of the lesser of (x) the sum of (i) the number of then outstanding Paired Shares and (ii) the number of then outstanding shares of Unpaired Preferred Stock, or (y) the sum of (i) the number of Paired Shares outstanding immediately after the Merger and (ii) the number of shares of Unpaired Preferred Stock outstanding immediately after the Merger (the lesser of (x) and (y) being the "Sum") (provided, however, that in the event the Standstill Agreement dated
            --------  -------
July 24, 1997 between Patriot and CF Securities, L.P. is no longer in effect, then the Sum shall be (x), irrespective of the number of shares computed pursuant to (y)).

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "GOVERNMENTAL APPROVALS" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

     "GOVERNMENTAL AUTHORITY" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

     "INFORMATION" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

     "ISSUANCE OF PAIRED EQUITY" means a private or public offering, sale, issuance or delivery of, or commitment or agreement to commit to offer, sell, issue or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other debt or equity securities of OPCO (including, without limitation, indebtedness having the right to vote, indebtedness convertible into any equity of any class or any other securities) or limited partnership interests or units of Patriot American Hospitality Operating Partnership, L.P. ("OPCO OP")), or equity equivalents of either (including, without limitation, stock appreciation rights), if it is contemplated that such stock or other securities, or any securities underlying such stock or other securities, would or could be paired with Patriot Stock (as defined in the Merger Agreement) or any other securities of Patriot, or, in the case of limited partnership interests or units of OPCO OP, it is contemplated that such interests or units would be economically (or otherwise) "paired" (even if not pursuant to the Pairing Agreement (as defined in the Merger Agreement)) with the limited partnership interests or units of Patriot American Hospitality

Partnership, L.P. ("Patriot OP"). Issuance of Paired Equity shall also mean (A) the related issuance by Patriot or Patriot OP of the securities of Patriot or Patriot OP which are paired with the securities of OPCO or OPCO OP and (B) any reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares for other shares of the companies, repurchase or redemption of shares, change in corporate structure or the like in which the outstanding Paired Shares would be increased, decreased, changed into or exchanged for a different number or kind of Paired Shares or other paired securities.

     "ISSUANCE OF UNPAIRED EQUITY" means, in the case of OPCO, a public or private offering, sale, issuance, delivery or commitment or agreement to commit to offer, sell, issue or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any or all securities described in the immediately preceding definition of "Issuance of Paired Equity" if it is contemplated that such stock or other securities, and any securities underlying such stock or other securities, would not or could not be paired with Patriot Stock (as defined in the Merger Agreement) or any other securities of Patriot or, in the case of limited partnership interests or units of OPCO OP, it is contemplated that such interests or units would not or could not economically (or otherwise) be "paired" with the limited partnership interests or units of Patriot OP. "Issuance of Unpaired Equity" means, in the case of Patriot, a public or private offering, sale, issuance or delivery of, or commitment or agreement to commit to offer, sell, issue or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), any stock of any class or any other debt or equity securities of Patriot (including, without limitation, indebtedness having the right to vote and indebtedness convertible into any equity of any class or any other securities) or limited partnership interests or units of Patriot OP, or equity equivalents of either (including, without limitation, stock appreciation rights), if it is contemplated that such stock or other securities, and any securities underlying such stock or other securities, would not or could not be paired with OPCO Stock (as defined in the Merger Agreement) or any other securities of OPCO or, in the case of limited partnership interests or units of Patriot OP, it is contemplated that such interests or units would not or could not be economically (or otherwise) "paired" (even if not pursuant to the Pairing Agreement (as defined in the Merger Agreement)) with the limited partnership interests or units of OPCO OP.

     "PAIRED EQUITY OFFICER/DIRECTOR" means any officer or officers of Patriot designated by Patriot's Board of Directors, from time to time, to be a Paired Equity Officer/Director pursuant to Section 3.2(a) hereof.
                                    --------------

     "PAIRED REIT STRUCTURE" means the effectively consolidated structure of Patriot and OPCO as a result of the paired nature of the Paired Shares.

     "PERSON" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

     "REGISTRATION STATEMENT" means any registration statement filed under the Securities Act that covers any Paired Equity, including the related prospectus, all amendments and supplements to such registration statement (including post-effective amendments), all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

     "SEC" means the United States Securities and Exchange Commission.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SUBSIDIARY" or "SUBSIDIARIES" when used with respect to any party means any corporation, partnership, joint venture, business trust or other entity, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

     "UNPAIRED PREFERRED STOCK" means shares of unpaired preferred stock, par value $.01 per share, of Patriot.

     "UNPAIRED EQUITY COMMITTEE" means that committee whose members shall consist of (i) the Chairman of Patriot's Board of Directors, (ii) the Chairman of OPCO's Board of Directors (except as provided below), (iii) two designees of Patriot from either Patriot's or OPCO's Board of Directors and (iv) one designee of OPCO from either Patriot's or OPCO's Board of Directors. Upon consummation of the Merger, the members of the Unpaired Equity Committee shall consist of (i) Paul A. Nussbaum until such time as he shall no longer serve as Chairman of Patriot's Board of Directors and, after such time, the Chairman of Patriot's Board of Directors, (ii) James Carreker until such time as he shall no longer serve as Chairman of OPCO's Board of Directors and, after such time, the Chairman of OPCO's Board of Directors, (iii) two designees of Patriot from either Patriot's or OPCO's Board of Directors and (iv) one designee of OPCO from either Patriot's or OPCO's Board of Directors.

               ARTICLE II - GENERAL COOPERATION AND COORDINATION

     2.1  General.  Patriot and OPCO hereby agree that it is in the best
          -------
interests of both entities and their shareholders that they cooperate to the fullest extent possible in the conduct of their respective operations. In that regard, Patriot and OPCO hereby agree to take all necessary action to preserve the Paired REIT Structure and to maximize the economic and tax advantages associated therewith.

     2.2  Joint Board Meetings.  In furtherance of the foregoing, meetings of
          --------------------
the Boards of Directors of Patriot and OPCO may be held jointly if their respective Chairmen so decide.

     2.3  Establishment of Cooperation Committee.  Patriot and OPCO hereby agree
          --------------------------------------
to establish, as promptly as practicable following the closing of the Merger, and thereafter to continue in effect, a committee (the "Cooperation Committee") consisting of (i) the Chairman of Patriot's Board of Directors (who shall be the Chairman of the Cooperation Committee), (ii) the Chairman of OPCO's Board of Directors, (iii) a designee of Patriot's Board of Directors reasonably acceptable to OPCO (who shall serve at the pleasure of Patriot's Board of Directors and may be removed and replaced at any time) (provided, however, that for purposes of the foregoing, OPCO acknowledges that Karim Alibhai is a reasonably acceptable designee), and (iv) the President of OPCO. Initially, the Cooperation Committee will consist of (i) Paul A. Nussbaum (as committee Chairman), (ii) James Carreker, (iii) William Evans (as the designee of Patriot's Board of Directors) or another designee of such Board of Directors and
(iv) Karim Alibhai. The Cooperation Committee will normally consider and propose the agenda listing the matters to be considered at any joint meeting of the Boards of Directors of Patriot and OPCO, subject to the right of a Board member to request consideration of additional matters. The Cooperation Committee shall establish such procedures for the conduct of its business as it shall deem appropriate from time to time.

     2.4  Corporate Matters Categories.  All matters to be considered by the
          ----------------------------
Board of Directors of either Patriot or OPCO, and all matters related thereto, except (i) a Change in Patriot's Line of Business and (ii) Issuances of Paired Equity and Issuances of Unpaired Equity, shall be classified into the most appropriate of the following three categories:

          (a) Routine corporate governance matters, such as approval and retention of independent accountants, the fixing of employee compensation and other like matters (each, a "Category 1 Matter");

          (b) All other matters, other than a Change of Control and the removal of the Chairman or Chief Executive Officer of either Patriot or OPCO and, after the third anniversary of the Merger, all other matters (including a Change of Control) other than the removal of the Chairman or Chief Executive Officer of either Patriot or OPCO (each, a "Category 2 Matter"); and

          (c) The removal of the Chairman or Chief Executive Officer of either Patriot or OPCO and, until the third anniversary of the Merger, any proposed action by Patriot or OPCO, as the case may be, that would result in a Change of Control (each, a "Category 3 Matter").

     2.5  Consideration of Corporate Matters.
          ----------------------------------

          (a) At any meeting of the Board of Directors of Patriot or OPCO (whether or not held jointly), each of Patriot and OPCO, as the case may be, may (the Board submitting any matter being referred to herein as the "Proposing Board") (i) submit a Category 1 Matter to the consideration and vote of its Board, irrespective of any consideration or vote by the other Board, (ii) submit a Category 2 Matter to the consideration and vote of its Board, with such matter requiring the majority vote of its Board for approval, and (iii) submit a Category 3 Matter to the consideration and vote of its Board, with such matter requiring a 66-2/3% vote of its Board for approval.

          (b) If the Proposing Board at any such meeting that is not held jointly (the "Proposing Board Meeting") shall have approved any Category 2 Matter or Category 3 Matter, such Proposing Board shall promptly provide notice (the "Proposing Board Notice") to the other company in accordance with Section
9.5 hereof of the occurrence of such meeting and the Category 2 Matters or Category 3 Matters approved at such meeting. The Cooperation Committee shall convene promptly (in any event, within ten (10) business days) following the Proposing Board Meeting to consider the actions taken by the Proposing Board.
If the Cooperation Committee votes to approve the action taken by the Proposing Board with respect to any such matter, then the action authorized by the Proposing Board may be implemented without consideration of such matter by the other Board. If the Cooperation Committee does not approve the action taken by the Proposing Board, the other company's Board (the "Responding Board") may then hold a meeting within fifteen (15) business days following receipt by such other company of the Proposing Board Notice to consider and vote upon the Category 2 Matters or Category 3 Matters approved by the Proposing Board and during such period the action authorized by the Proposing Board may not be implemented. In the event that the Responding Board approves at such a meeting the action taken by the Proposing Board or the Responding Board does not hold a meeting within fifteen (15) business days following receipt of the Proposing Board Notice, the action authorized by the Proposing Board may thereafter be implemented.

          (c)  In the event the Responding Board holds a meeting within fifteen
(15) business days following receipt of the Proposing Board Notice but does not approve the action authorized by the Proposing Board, the action authorized by the Proposing Board may not be implemented. In such an event, the Cooperation Committee will convene promptly following the meeting of the Responding Board to consider the contrary positions of the Proposing Board and the Responding Board and recommend a resolution of such contrary positions in connection with the reconsideration process described below (the "Reconsideration Process"). The Boards will then follow the Reconsideration Process.

          (d) At any joint meeting of the Boards of Directors of Patriot and OPCO, in the event that the Proposing Board approves a Category 2 Matter or Category 3 Matter but the other Board does not, the action authorized by the Proposing Board may not be implemented.

The Cooperation Committee shall convene immediately following the joint meeting (unless a quorum of the Cooperation Committee is not present, in which case the Cooperation Committee shall convene as soon as practicable thereafter) to consider the votes of the Boards taken at such meeting. The Boards will then follow the Reconsideration Process described below.

     2.6  Reconsideration Process.  Following any meeting of the Cooperation
          -----------------------
Committee as described above, any Proposing Board may reconsider a Category 2 Matter at any subsequent meeting of such Board and, if the Proposing Board approves such matter by a majority vote at such subsequent meeting, then the Proposing Board may take the action contemplated by such matter regardless of the position of the other Board. Following any meeting of the Cooperation Committee as described above, the Proposing Board may reconsider a Category 3 Matter at any subsequent meeting of such Board and, if the Proposing Board approves such matter by a 66-2/3% vote at such subsequent meeting, then the Proposing Board may take the action contemplated by such matter (but only if the other Board approves such matter by a majority vote in the case of a Change of Control).

     2.7  Change in Patriot's Line of Business.  Until the third anniversary of
          ------------------------------------
the Merger, any Change in Patriot's Line of Business shall require a 66-2/3% vote of Patriot's Board and a majority vote of OPCO's Board for approval.

     2.8  Hotel Acquisitions Committee.  Patriot and OPCO hereby agree to
          ----------------------------
establish, as promptly as practicable following the closing of the Merger, and thereafter to continue in effect as provided herein, a hotel acquisitions committee (the "Hotel Acquisitions Committee") to analyze, evaluate and consider potential acquisitions by Patriot or OPCO of hotel properties and related assets (which properties and related assets may consist of a portfolio of hotel properties and related assets, and which may be acquired in any form, such as by merger, asset acquisition or otherwise) ("Hotel Acquisitions"). The Hotel Acquisitions Committee shall have the sole power and authority to authorize Patriot or OPCO, as the case may be, to enter into a binding agreement with respect to Hotel Acquisitions involving a proposed purchase price (inclusive of any indebtedness to be assumed in connection therewith) not exceeding (with respect to each Hotel Acquisition or such series of Hotel Acquisitions as are reasonably likely to be considered an integrated transaction) 5% of the total combined market capitalization of Patriot and OPCO (which for such purposes shall include, without limitation, the aggregate number of outstanding shares of Paired Equity, including equity securities of Patriot or OPCO that are convertible into Paired Equity, and including limited partnership interests or units of Patriot OP or OPCO OP for which Paired Equity may be received upon redemption of such interests or units by the holders thereof, in each case valued at the market value for the underlying Paired Equity) computed as of the last business day of the month immediately preceding the month during which such Hotel Acquisition is to be authorized and based on the average closing sale price of a Paired Share over the five (5) trading days immediately preceding such business day. The Hotel Acquisitions Committee shall consist of six members as follows: (i) the Chairman of Patriot's Board of Directors, (ii) the Chairman of

OPCO's Board of Directors, (iii) the President of Patriot, (iv) the President of OPCO, (v) a non-employee director of Patriot's Board of Directors selected by the Chairman of Patriot's Board of Directors and reasonably satisfactory to the Board of Directors of OPCO, and (vi) a non-employee director of OPCO's Board of Directors selected by the Chairman of OPCO's Board of Directors and reasonably satisfactory to the Board of Directors of Patriot. Notwithstanding the foregoing, in the event that Paul A. Nussbaum fails to serve or continue to serve on the Hotel Acquisitions Committee for any reason, Patriot's Board of Directors shall have the right to select an individual to replace Mr. Nussbaum, provided that such individual shall be reasonably satisfactory to James D. Carreker (so long as he is Chief Executive Officer of OPCO), Harlan Crow (so long as CF Securities, L.P. continues to meet the Crow Ownership Threshold) and the Wyndham-BMOC Designees (as defined in the Merger Agreement) other than Mr. Carreker (with respect to each such designee, so long as such designee continues to serve on the Board of Directors of either Patriot or OPCO). Further, in the event that Mr. Carreker fails to serve or continue to serve on the Hotel Acquisitions Committee for any reason, Mr. Crow (so long as CF Securities, L.P. continues to meet the Crow Ownership Threshold) and the remaining Wyndham-BMOC Designees (with respect to each such designee, so long as such designee continues to serve on the Board of Directors of either Patriot or OPCO) shall have the right to select an individual to replace Mr. Carreker (and in the event that neither Mr. Crow nor any of the Wyndham-BMOC Designees are then serving on the Board of Directors of either Patriot or OPCO, then the Board of Directors of OPCO shall have the right to select an individual to replace Mr. Carreker), provided that such individual shall be reasonably satisfactory to the Board of Directors of Patriot. Notwithstanding the foregoing, the Hotel Acquisitions Committee shall no longer have the power and authority described herein on and after the third anniversary of the Merger.

     2.9  Limitation on Committees.  The Parties hereby agree that, for the term
          ------------------------
of this Agreement, the formation by the Board of Directors of either Party of either (i) an executive or similar committee of its Board of Directors which is authorized to act upon any Category 2 Matter or Category 3 Matter or (ii) a nomination committee for the purpose of nominating directors shall require the approval of the Board of Directors of the other Party.

     2.10 Voting by Directors.  Any vote on any matter by the Board of Directors
          -------------------
of either Patriot or OPCO or the members of the Cooperation Committee, the Unpaired Equity Committee or the Hotel Acquisitions Committee provided for herein shall require for approval the affirmative vote of the applicable number or percentage of all of the members of either such Board of Directors then in office or the then existing members of any such Committee, as the case may be.

     2.11 Effectiveness of Certain Sections.  The provisions of Sections 2.3
          ---------------------------------
through 2.9, and Section 2.10 with respect to the Cooperation Committee and the Hotel Acquisitions Committee, shall take effect only upon the consummation of the Merger.

             ARTICLE III - ISSUANCE OF PAIRED AND UNPAIRED EQUITY

     3.1  General.  The parties hereto recognize the paramount importance of
          -------
preserving the Paired REIT Structure and have negotiated in good faith the provisions of this Agreement in such a manner so as to maximize the current and continued value of such structure by delegating authority to Patriot's Board of Directors to decide all matters relating to any Issuance of Paired Equity for the purpose of raising capital or any other purpose and by delegating authority to the Unpaired Equity Committee as set forth herein to decide all matters relating to any Issuance of Unpaired Equity by OPCO for the purpose of raising capital or any other purpose. OPCO hereby acknowledges that any Issuance of Paired Equity may require certain actions to be taken by OPCO and its Board of Directors that cannot be effected by Patriot's Board of Directors. OPCO hereby agrees to take any and all such actions, including, without limitation, those actions set forth in Section 3.3 hereof, as are deemed by Patriot's Board of
                     -----------
Directors to be necessary or appropriate to effect any such Issuance of Paired Equity.

     3.2  Authority to Issue Paired Equity.
          --------------------------------

          (a) The Parties hereby agree that, from and after the date hereof until the date (the "Termination Date") which is twelve (12) months after the date on which the Pairing Agreement (as defined in the Merger Agreement) is no longer in effect, Patriot's Board of Directors shall have the sole right to authorize and to effect, or to cause OPCO and OPCO's Board of Directors to effect, an Issuance of Paired Equity and to take or cause to be taken any and all action in contemplation of, or in connection with, an Issuance of Paired Equity, and OPCO's certificate of incorporation and bylaws shall so provide. In connection therewith, Patriot's Board of Directors shall also have the authority to cause OPCO to comply with the procedures set forth in Section 3.3 hereof.
                                                         -----------

          (b) Patriot shall be entitled to designate from time to time one or more officers of Patriot to serve as a Paired Equity Officer/Director. The Board of Directors of Patriot shall have the authority to appoint any such Paired Equity Officer/Director to the positions of vice president and assistant secretary of OPCO. Any Paired Equity Officer/Director may resign or be removed by Patriot at any time and, at any time thereafter, Patriot may designate a new Paired Equity Officer/Director. Any Paired Equity Officer/Director shall have the express authority to do any and all acts and things related to any Issuance of Paired Equity, including, without limitation, the execution and delivery in the name and on behalf of OPCO of any and all documents, certificates (including stock certificates) and other instruments necessary or appropriate in connection with the issuance of any OPCO Paired Stock pursuant to an Issuance of Paired Equity, the engagement of investment bankers, accountants, attorneys and other professionals, and the incurrence of any and all other transaction costs related thereto.

          (c) OPCO hereby covenants and agrees to, and shall at all times and in all circumstances maintain and support the position that, Patriot has the sole right and power to authorize and effect, or to cause OPCO and OPCO's Board of Directors to effect, the Issuance of Paired Equity and OPCO hereby further covenants, warrants and agrees not to assert otherwise in any forum, proceeding, Action or communication or take any other action which is inconsistent with its obligations hereunder.

          (d) OPCO hereby expressly waives, disclaims and releases any and all claims, causes of action, rights, defenses and arguments that any Issuance of Paired Equity approved by Patriot in any way violates or infringes any rights that OPCO or its past, present or future officers, directors, employees, shareholders or affiliates may have, including, without limitation, that any Issuance of Paired Equity approved by Patriot in any way breaches, violates or infringes any fiduciary duties, duties of one shareholder to another, partnership duties, joint venturer duties, or any other duties or obligations that may exist or exist in the future; provided, that nothing herein shall be, or be asserted to be, an admission that any such duties exist. OPCO further expressly disclaims, and agrees not to assert that, any such duties or obligations exist in any way that would interfere with the sole rights of Patriot with respect to the Issuance of Paired Equity.

     3.3  Procedures in Connection with Issuance of Paired Equity.
          -------------------------------------------------------

          (a) Patriot shall give notice (an "Issuance Notice") to OPCO as promptly as practicable of each determination by Patriot to engage in an Issuance of Paired Equity. Such Issuance Notice shall include the proposed material terms of such issuance, to the extent determined by Patriot, including whether such issuance is proposed to be pursuant to a public or private offering, the amount of Paired Equity proposed to be issued, and the manner of determining the offering price and other terms thereof.

          (b) Upon receipt of an Issuance Notice, OPCO and the Directors of OPCO shall promptly cooperate with Patriot in every way to effect such Issuance of Paired Equity pursuant to the terms and schedule thereof as established by Patriot, including, without limitation, the following:

               (i) Making available such members of OPCO's management as shall be requested by Patriot to assist in effecting such Issuance of Paired Equity;

               (ii)     In connection with a public offering of Paired Equity,
                        (A) assisting in the preparation of and (B) executing and filing with the SEC, a Registration Statement or Registration Statements under the Securities Act, including the prospectus contained therein and any amendments or supplements thereto, or any other statements, forms or documents required to be executed pursuant to law or regulation with respect to such Issuance of Paired Equity, and, in connection therewith, providing Patriot with such information, including financial statements, market studies, environmental and engineering reports and other data, as may be required to be included in such Registration Statement pursuant to the terms of the Securities Act;

               (iii) Promptly notifying Patriot of any information that comes to the attention of OPCO which affects or could affect such Issuance of Paired Equity, including, without limitation, the occurrence of any event which makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference or in any other offering document with respect to such Issuance of Paired Equity untrue in any material respect or which requires the making of any changes in such Registration Statement, prospectus or any such offering document so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, in the case of the prospectus or any other offering document, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

               (iv) Cooperating with Patriot in the preparation, execution and filing of any Blue Sky Documents;

               (v) Cooperating with Patriot to facilitate the timely preparation and delivery of certificates, if any, representing Paired Equity;

               (vi) Obtaining any consents, approvals or authorizations of Governmental Authorities and other third parties as are necessary in connection with such Issuance of Paired Equity;

               (vii) In connection with any underwritten public offering, cause appropriate members of OPCO's management to cooperate and participate on a reasonable basis in the underwriters' "road show" conferences related to such offering; and

               (viii) Performing any and all other acts and executing and delivering any and all other certificates, instruments and other documents as shall be requested by Patriot to effect any such Issuance of Paired Equity.

          (c) Upon any Issuance of Paired Equity, the Parties hereby agree that the net proceeds therefrom shall be allocated ninety-five percent (95%) to Patriot and five percent (5%) to OPCO, unless and until a different allocation is agreed to by mutual consent of Patriot and OPCO in accordance with that certain Pairing Agreement dated as of February 17, 1983 between Patriot (formerly known as California Jockey Club) and OPCO (formerly known as Bay Meadows Operating Company), as amended from time to time.

          (d) From time to time, OPCO may request that Patriot effect an Issuance of Paired Equity in connection with employee benefit plans, other forms of incentive compensation and other arrangements or commitments of OPCO. To the extent that Patriot approves in writing any such plan, arrangement or commitment, Patriot hereby agrees that it will either (A) issue the Patriot Paired Stock which forms a part of the Paired Equity when the Paired Equity is required to be issued pursuant to the terms of any such plan, arrangement or commitment or (B) indemnify OPCO to the fullest extent permitted under applicable law from and against any and all Damages (as hereinafter defined) of OPCO which arise out of any failure by Patriot to issue such Patriot Paired Stock.

     3.4  Authority to Issue Unpaired Equity.  From and after the date hereof
          ----------------------------------
until the Termination Date, each of Patriot and OPCO shall have the right to engage in an Issuance of Unpaired Equity in accordance with and pursuant to the procedures contained in Section 3.5 of this Agreement, and to take any and all action in contemplation of, or in connection with, an Issuance of Unpaired Equity, including, without limitation, filing a Registration Statement and Blue Sky Documents and any and all other filings, documents, exhibits, and all material required to be incorporated by reference or which are deemed incorporated by reference therein, whether filed pursuant to federal or state securities laws or otherwise, necessary to effect such Issuance of Unpaired Equity in accordance with applicable securities laws.

     3.5  Procedures in Connection with Issuance of Unpaired Equity.
          ---------------------------------------------------------

          (a) OPCO shall have the right to engage in an Issuance of Unpaired Equity upon the affirmative vote of a majority of the members of the Unpaired Equity Committee.

          (b) Patriot shall have the right to engage in an Issuance of Unpaired Equity upon the affirmative vote of a majority of the members of its Board of Directors.

     3.6  Holders of Unpaired Equity.  Whenever, from time to time, there shall
          --------------------------
be outstanding any class of equity securities of Patriot, OPCO or any of their respective subsidiaries, which securities are not paired with corresponding securities of the other company or its subsidiaries, but are convertible or exchangeable into or for Paired Shares (including, without limitation, any Unpaired Preferred Stock issued to CF Securities, L.P. after the date hereof) (the "Unpaired Shares"), then, so long as any such Unpaired Shares were issued in accordance with the terms of this Agreement, Patriot and OPCO shall issue the Patriot Paired Stock or the OPCO Paired Stock, as the case may be, underlying such Unpaired

Shares in accordance with the terms thereof. The covenants of Patriot and OPCO set forth in this Section 3.6 are made for the benefit of the holders of such
                  -----------
Unpaired Shares and such holders shall be express third-party beneficiaries thereof. Any Unpaired Preferred Stock issued to CF Securities, L.P. pursuant to the Stock Purchase Agreement dated as of April 14, 1997 between Patriot American Hospitality, Inc. and CF Securities, L.P. shall be deemed to have been issued in accordance with the terms of this Agreement.

     3.7  Operating Partnership Redemption Provisions.  Patriot OP shall make
          -------------------------------------------
all determinations with respect to whether to pay cash or deliver Paired Equity to limited partners of Patriot OP or OPCO OP who exercise their right to redeem operating partnership units under the partnership agreements of such operating partnerships.

     3.8  Ordinary Course.  Subject to the terms and conditions of this
          ---------------
Agreement, the provisions of this Agreement shall not be construed as limiting the independent rights of Patriot and OPCO to conduct their respective businesses and operations in the ordinary course.

     3.9  Indemnification.  Patriot hereby agrees to indemnify and hold harmless
          ---------------
all directors and officers of OPCO from and against all losses, claims, damages, liabilities and expenses ("Damages") to which any such directors or officers may become subject insofar as such Damages arise out of an Issuance of Paired Equity or an Issuance of Unpaired Equity prior to the termination of this Agreement to the same extent, and on the same terms and conditions (including, without limitation, provisions, if any, for advancement of expenses and contribution) that Patriot indemnifies its own directors and officers with respect to such matters, it being understood that in no event shall a director or officer of OPCO receive greater indemnification for Damages than would a director or officer, as the case may be, of Patriot in a like circumstance.


                     ARTICLE IV - TERMINATION OF DIRECTORS

     If at any time any director of OPCO shall interfere or fail to cooperate fully with any Issuance of Paired Equity, such director shall be deemed to be no longer acting within the scope of his authority with respect to the management of the affairs of OPCO and to have failed to remain qualified as a director. In such event, such director shall automatically cease to be a director. The determination of whether any director of OPCO has interfered or failed to cooperate fully with any Issuance of Paired Equity shall be made by Patriot's Board of Directors and notice of any such determination shall be given by Patriot to OPCO within 10 days after the date of such determination. Notwithstanding when such determination and notice shall be made and given, any such director shall be deemed to have ceased to be a director at the time of any such interference or failure to cooperate; provided, however, that for purposes of Section 3.9 hereof and any other right to indemnification to which such director would otherwise be entitled, such director shall be deemed to have been acting as a director until such time as such determination and notice shall be made and given, and such director's right to indemnification, if any, shall in no way be prejudiced solely by reason of having acted as a director during the period from the time of such interference or failure to cooperate until such determination and notice are made and given.


                   ARTICLE V - CHARTER AND BYLAW PROVISIONS

     The Parties hereby agree to take any and all action necessary to cause their respective charters and bylaws to be amended appropriately to effect the provisions of this Agreement.


                     ARTICLE VI - EXCHANGE OF INFORMATION

     6.1  Provision of Corporate Records; Agreement for Exchange of Information.
          ---------------------------------------------------------------------
From and after the date hereof, Patriot and OPCO shall provide, or cause to be provided, to the other Party and such Party's authorized accountants, counsel and other designated representatives, as soon as reasonably practicable after written request therefor, reasonable access to and duplicating rights with respect to any Information in the possession or under the control of such Party which the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, (iii) to comply with its obligations under this Agreement, or (iv) for any other reasonable purpose; provided, however, that in the event that any Party determines that any such provision of Information is reasonably likely to be commercially detrimental, violate any law or agreement, or waive any attorney-client or work product privilege, the Parties shall take all reasonable measures to attempt to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

     6.2  Ownership of Information.   Any Information owned by one Party hereto
          ------------------------
that is provided to a requesting Party pursuant to Section 6.1 shall be deemed
                                                   -----------
to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise to use any such Information for any purpose other than those described in Section 6.1.

     6.3  Compensation for Providing Information.  The Party requesting
          --------------------------------------
Information agrees to reimburse the other Party for the reasonable costs, if any, of gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the parties, such costs shall be computed in accordance with a commercially reasonable procedure.

                           ARTICLE VII - TERMINATION

     7.1  Termination by Mutual Consent.  This Agreement may be terminated at
          -----------------------------
any time by the mutual consent of the Parties.

     7.2  Other Termination.  Unless earlier terminated pursuant to Section 7.1,
          -----------------                                         -----------
this Agreement shall terminate on the Termination Date.

     7.3  Effect of Termination.  In the event of any termination of this
          ---------------------
Agreement, no Party (or any of its directors, officers, employees or agents) shall have any liability or further obligation to any other Party.



       ARTICLE VIII - PARTIES' REMEDIES UNDER ARTICLES III, IV, V and VI

     Each Party hereby recognizes and agrees that the specific performance of its duties under Articles III, IV, V and VI hereof, and the other Party's right to such specific performance, is of paramount importance, that time is of the essence with respect thereto and that remedies at law for any breach or threatened breach of such duties, including monetary damages, would be inadequate compensation for any loss suffered thereby. Each Party hereby agrees, therefore, that in the event of any actual or threatened default or breach by any Party with respect to any of its obligations under Articles III, IV, V or VI hereof, the other Party shall be entitled to the specific performance thereof and injunctive or other equitable relief, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Each Party shall be entitled to bring any action to enforce the provisions of Articles III, IV, V or VI hereof in the Delaware Court of Chancery, which shall have sole jurisdiction and venue. Each Party hereby waives (i) any requirement that the other Party secure or post any bond in any action for equitable relief hereunder, (ii) any defense in any action for specific performance that a remedy at law would be adequate and (iii) any claim in any action, suit or proceeding brought hereunder in the Delaware Court of Chancery that such action, suit or proceeding has been brought in an inconvenient forum.


                          ARTICLE IX - MISCELLANEOUS

     9.1  Counterparts; Entire Agreement; Corporate Power.
          -----------------------------------------------

          (a) This Agreement may be executed in one or more original or facsimile counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

          (b) This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

     9.2  Governing Law.  This Agreement shall be governed by and construed and
          -------------
interpreted in accordance with the laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

     9.3  Assignability.  This Agreement shall be binding upon and inure to the
          -------------
benefit of the Parties and their respective successors and assigns; provided, however, that neither Party may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party hereto or thereto.

     9.4  Third Party Beneficiaries.  Except as set forth in Sections 3.6 and
          -------------------------
3.9 hereof, the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person any rights or remedies hereunder, and there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement. Notwithstanding anything to the contrary contained in any other agreement, including, without limitation, the Merger Agreement, OPCO hereby covenants, warrants and agrees that it shall not take any action contrary to any covenant, agreement, term or provision of this Agreement.

     9.5  Notices.   All notices or other communications under this Agreement
          -------
shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

     If to Patriot, to:       Patriot American Hospitality, Inc.
                              Tri-West Plaza
                              3030 LBJ Freeway
                              Suite 1500
                              Dallas, TX 75234
                              Attn:  Chairman of the Board of Directors

     with a copy to:          Gilbert G. Menna, P.C.
                              Goodwin, Procter & Hoar  LLP
                              Exchange Place
                              Boston, MA 02109-2881

    If to OPCO, to:         Patriot American Hospitality Operating Company, Inc.
                            Tri-West Plaza
                            3030 LBJ Freeway
                            Suite 1500
                            Dallas, TX 75234
                            Attn:  Chairman of the Board of Directors

    with a copy, following  Gilbert G. Menna, P.C.
    consummation of the     Goodwin, Procter & Hoar  LLP
    Merger, to:             Exchange Place
                            Boston, MA 02109-2881


     Any Party may, by notice to the other Party, change the address to which such notices are to be given to it.

     9.6  Severability.   OPCO covenants, warrants and agrees not to claim or
          ------------
assert that the validity or enforceability of this Agreement is subject to a defense or claim based on recharacterization, unconscionability or public policy. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

     9.7  Headings.   The article, section and paragraph headings contained in
          --------
this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.8  Waivers of Defaults.   A waiver by any Party of any default by the
          -------------------
other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party.

     9.9  Amendments.   The provisions of Articles II, III, IV, VII, Section 9.4
          ----------
and this Section 9.9 of this Agreement, together with the provisions of Article I related to the foregoing, shall not be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the Party against whom it is sought to enforce such waiver, amendment, supplement or modification, and has been approved by a 66-2/3% vote of each of the Patriot Board and the

OPCO Board. The provisions of this Agreement other than Articles II, III, IV, VII, Section 9.4 and this Section 9.9 and such provisions of Article I shall not be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the Party against whom it is sought to enforce such waiver, amendment, supplement or modification. No provision of the respective charters of Patriot and OPCO effecting any of the provisions of this Agreement shall be amended, repealed, supplemented or modified unless first approved by a 66-2/3% vote of each of the Patriot Board and the OPCO Board, and thereafter approved by the affirmative vote of the majority of the shares of capital stock of the company whose charter is being acted upon at a meeting of stockholders called for such purpose and entitled to vote on such amendment, repeal, supplement or modification, voting together as a single class.

     9.10 Interpretation.  The recitals in the forepart of this Agreement are an
          --------------
integral part hereof and are essential to the construction of this Agreement. Such recitals shall be given full force and effect and accorded the same significance as the other provisions hereof. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Article and Section references are to the Articles and Sections to this Agreement unless otherwise specified. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. The word "or" shall not be exclusive.

     9.11 Dispute Resolution.  Any dispute relating to or any determination with
          ------------------
respect to any matter set forth in this Agreement other than the enforcement of any Party's rights under Articles III, IV, V or VI hereof shall be finally settled by arbitration conducted expeditiously in accordance with the Center for Public Resources Rules for Nonadministered Arbitration of Business Disputes (the "CPR Rules"). The Center for Public Resources shall appoint a neutral advisor from its National CPR Panel having appropriate experience in the matters that are the subject of the dispute (the "Advisor"). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. (S)(S)1-16, and judgment upon the award rendered by the Advisor may be entered by any court having jurisdiction thereof. The place of arbitration shall be Dallas, Texas.

     Such proceedings shall be administered by the Advisor in accordance with the CPR Rules as he/she deems appropriate; however, such proceedings shall in any event be governed by the following agreed upon procedures:

          (a) the Advisor shall be appointed within fifteen (15) days of the service of a statement of claim, the initial pre-hearing conference shall take place within twenty (20) days after appointment of the Advisor, and the arbitration hearing shall commence within sixty (60) days after appointment of the Advisor;

          (b) Subject to the following agreed-upon modifications, discovery shall be governed by Rule 10 of the CPR Rules:

               (i) the Parties hereby agree to a mandatory exchange of all relevant documents, to be accomplished within twenty (20) days of request by the other Party; and

               (ii) each Party shall be entitled to no more than two (2) depositions; such depositions may be scheduled on ten (10) days notice to the other Party;

          (c) hearings before the Advisor which shall consist of a presentation by each side of not more than three days (including cross-examination of the other Party's witnesses); such hearings to take place on six days at a maximum; and

          (d) decision to be rendered in writing, including a statement of reasons supporting the decision, not more than fifteen (15) days following such hearings.

     Nothing provided in this Section 9.11 shall limit or interfere with the
                              ------------
Parties' right to seek relief pursuant to Article VIII hereof in the Delaware Court of Chancery.


                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Parties have caused this Cooperation Agreement to be executed by their duly authorized representatives.

                                   PATRIOT AMERICAN HOSPITALITY, INC.


                                   By: /s/ Rex Stewart
                                       ------------------------------
                                       Name:
                                       Title:


                                   PATRIOT AMERICAN HOSPITALITY
                                   OPERATING COMPANY


                                   By: /s/ Rex Stewart
                                       ------------------------------
                                       Name:
                                       Title:

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

     By its signature below, Wyndham hereby acknowledges the execution and delivery of this Agreement by the parties hereto and confirms its agreement to the terms and conditions hereof.



ACKNOWLEDGED AND AGREED:


WYNDHAM HOTEL CORPORATION


By: /s/ Anne L. Raymond
    ---------------------------
    Name: Anne L. Raymond
    Title: Executive Vice President


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